Exhibit 10.24

September 11, 2015

Mr. Lawrence J. Burian
MSG Spinco Inc. (to be renamed The Madison Square Garden Company)
Two Pennsylvania Plaza
New York, NY 10121

Dear Lawrence:

This letter agreement (the “Agreement”), effective on the date (the “Effective Date”) The Madison Square Garden Company (to be renamed MSG Networks Inc.) (“MSG Networks”) completes the spinoff of MSG Spinco Inc. (to be renamed The Madison Square Garden Company) (the “Company”), will confirm the terms of your employment with the Company following the Effective Date.

1. Your title continues to be Executive Vice President, General Counsel & Secretary and you will continue to report to the Chief Executive Officer of the Company. You agree to devote such business time and attention to the business and affairs of the Company as is necessary to perform your duties in a diligent, competent, professional and skillful manner and in accordance with applicable law. The Company acknowledges that, in addition to your services pursuant to this Agreement, you will simultaneously serve, and are expected to devote a portion of your business time and attention serving, as Executive Vice President, General Counsel & Secretary of MSG Networks. The Company understands that you are entering into an Employment Agreement with MSG Networks contemporaneous with your entry into this Agreement and recognizes and agrees that your responsibilities to MSG Networks will preclude you from devoting substantially all of your time and attention to the Company’s affairs. In addition, as recognized in Article Tenth of the Company’s Amended and Restated Certificate of Incorporation (the “Overlap Policy”), there may be certain potential conflicts of interest and fiduciary duty issues associated with your dual roles at the Company and MSG Networks. The Company recognizes and agrees that none of (i) your dual responsibilities at the Company and MSG Networks, (ii) your inability to devote substantially all of your time and attention to the Company’s affairs, (iii) the actual or potential conflicts of interest and fiduciary duty issues that are waived in the Overlap Policy or (iv) any actions taken, or omitted to be taken, by you in good faith to comply with your duties and responsibilities to the Company in light of your dual responsibilities to the Company and MSG Networks, shall be deemed to be a breach by you of your obligations under this Agreement (including your obligations under Annex A) nor shall any of the foregoing constitute “Cause” as such term is defined herein. Additional provisions regarding your dual employment with the Company and MSG Networks are set forth on Annex B.

THE MADISON SQUARE GARDEN COMPANY
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091
TEL 212-465-6000

Mr. Lawrence J. Burian

2. Your annual base salary will be not less than $700,000 annually, paid bi-weekly, subject to annual review and potential increase by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) in its discretion. The Compensation Committee will review your compensation package on an annual basis to ensure that you are paid consistently with other similarly situated executives as well as external peers.

3. You will also participate in our discretionary annual bonus program with an annual target bonus opportunity equal to not less than 150% of your annual base salary (with such target bonus opportunity effective for the current fiscal year). Bonus payments are based on actual salary dollars paid during the year and depend on a number of factors including Company, unit and individual performance. However, the decision of whether or not to pay a bonus, and the amount of that bonus, if any, is made by the Compensation Committee in its sole discretion. Annual bonuses are typically paid early in the subsequent fiscal year. Except as otherwise provided herein, in order to receive a bonus, you must be employed by the Company at the time bonuses are being paid. Notwithstanding the foregoing, if your employment with the Company ends on the Scheduled Expiration Date (as defined below), you shall be paid your bonus for the fiscal year ending June 30, 2019, if any, even if such payment is not made to you prior to the Scheduled Expiration Date, which bonus shall be subject to Company and your business unit performance for that fiscal year as determined by the Company in its sole discretion, but without adjustment for your individual performance. You and the Company agree that, for purposes of the discretionary annual bonus in respect of the fiscal year ending June 30, 2016, the salary paid to you by MSG Networks prior to the Effective Date shall be treated as salary paid by the Company.

4. You will also, subject to your continued employment by the Company and actual grant by the Compensation Committee, participate in such equity and other long-term incentive programs that are made available in the future to similarly situated executives at the Company. It is expected that such awards will consist of annual grants of cash and/or equity awards with an annual target value of not less than $1,050,000, all as determined by the Compensation Committee in its discretion. All awards described in this Paragraph, in addition to being subject to actual grant by the Compensation Committee, would be pursuant to the applicable plan document and would be subject to any terms and conditions established by the Compensation Committee in its sole discretion that would be detailed in separate agreements you would receive after any award is actually made; provided, however, that such terms and conditions shall be consistent with those in awards granted to similarly situated executives. Long-term incentive awards are currently expected to be subject to three-year vesting. You and the Company acknowledge that any amounts payable pursuant to outstanding long-term cash awards that were granted to you under the plans of MSG Networks prior to the Effective Date (as adjusted in connection with MSG Networks’ spinoff of the Company) shall be the sole responsibility and liability of the Company.

THE MADISON SQUARE GARDEN COMPANY
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091
TEL 212-465-6000

Mr. Lawrence J. Burian

5. You will also be eligible to participate in our standard benefits program, subject to meeting the relevant eligibility requirements, payment of the required premiums, and the terms of the plans themselves. We currently offer medical, dental, vision, life, and accidental death and dismemberment insurance; short- and long- term disability insurance; a savings and retirement program; and ten paid holidays. For the avoidance of doubt, your benefit under the Company’s Excess Cash Balance Plan for calendar year 2015 will reflect all of the compensation paid to you by the Company and by MSG Networks in calendar year 2015. You will also be eligible for four (4) weeks of vacation to be accrued and used in accordance with Company policy.

6. If your employment with the Company is terminated on or prior to October 1, 2019 (the “Scheduled Expiration Date”) (i) by the Company (other than for “Cause”); or (ii) by you for “Good Reason” (other than if “Cause” then exists); then, subject to your execution and delivery, within 60 days after the date of termination of your employment, and non-revocation (within any applicable revocation period) of the Separation Agreement (as defined below), the Company will provide you with the following:

(a)
Severance in an amount to be determined by the Company (the “Severance Amount”), but in no event less than two (2) times the sum of your annual base salary and your annual target bonus as in effect at the time your employment terminates. Sixty percent (60%) of the Severance Amount will be payable to you on the six-month anniversary of the date your employment so terminates (the “Termination Date”) and the remaining forty percent (40%) of the Severance Amount will be payable to you on the twelve-month anniversary of the Termination Date;

(b)
Any unpaid annual bonus for the Company’s fiscal year prior to the fiscal year which includes your Termination Date, and a pro rated bonus based on the amount of your base salary actually earned by you during the Company’s fiscal year through the Termination Date, each of which will be paid to you when such bonuses are generally paid to similarly situated active executives and will be based on your then current annual target bonus as well as Company and your business unit performance for the applicable fiscal year as determined by the Company in its sole discretion, but without adjustment for your individual performance;

(c)
Each of your outstanding long-term cash awards granted under the plans of the Company shall immediately vest in full and shall be payable to you at the same time as such awards are paid to active executives of the Company and the payment amount of such award shall be to the same extent that other similarly situated active executives receive payment as determined by the Compensation

THE MADISON SQUARE GARDEN COMPANY
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091
TEL 212-465-6000

Mr. Lawrence J. Burian

Committee (subject to satisfaction of any applicable performance criteria but without adjustment for your individual performance);

(d)
(i) All of the time-based restrictions on each of your outstanding restricted stock or restricted stock unit awards granted to you under the plans of the Company shall immediately be eliminated, (ii) deliveries with respect to your restricted stock that are not subject to performance criteria or are subject to performance criteria that have previously been satisfied (as certified by the Compensation Committee) shall be made immediately after the effective date of the Separation Agreement, (iii) payment and deliveries with respect to your restricted stock units that are not subject to performance criteria or are subject to performance criteria that have previously been satisfied (as certified by the Compensation Committee) shall be made on the 90th day after the termination of your employment and (iv) payments or deliveries with respect to your restricted stock and restricted stock units that are subject to performance criteria that have not yet been satisfied shall be made on the 90th day after the applicable performance criteria is certified by the Compensation Committee as having been satisfied; and

(e)
Each of your outstanding stock options and stock appreciation awards, if any, under the plans of the Company shall immediately vest and become exercisable, and you shall have the right to exercise each of those options and stock appreciation awards for the remainder of the term of such option or award.

(f)
Notwithstanding any provisions of this Paragraph 6 to the contrary, to the extent that (i) any awards granted prior to June 19, 2015 (the date of the amended and restated employment agreement between you and MSG Networks) that are payable under this Paragraph 6 constitute “nonqualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”); and (ii) accelerated payout pursuant to the terms of this Paragraph 6 of such awards is not permitted by Section 409A, then such awards shall be payable to you at such time as is provided under the provisions of the Original Agreement (as defined below) and the terms of such awards or otherwise in compliance with Section 409A.

If you die after a termination of your employment that is subject to this Paragraph 6, your estate or beneficiaries will be provided with any remaining benefits and rights under this Paragraph 6.

7. If you cease to be an employee of the Company prior to the Scheduled Expiration Date as a result of your death or your Disability (as defined in the Company’s Long Term Disability Plan), and at such time Cause does not exist then, subject (other than in the case of death) to your

THE MADISON SQUARE GARDEN COMPANY
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091
TEL 212-465-6000

Mr. Lawrence J. Burian

execution and delivery, within 60 days after the date of termination of your employment, and non-revocation (within any applicable revocation period) of the Separation Agreement, you or your estate or beneficiary shall be provided with the benefits and rights set forth in Paragraphs 6(b), (d) and (e) above, and each of your outstanding long-term cash awards granted under the plans of the Company shall immediately vest in full, whether or not subject to performance criteria and shall be payable on the 90th day after the termination of your employment; provided, that if any such award is subject to any performance criteria, then (i) if the measurement period for such performance criteria has not yet been fully completed, then the payment amount shall be at the target amount for such award and (ii) if the measurement period for such performance criteria has already been fully completed, then the payment of such award shall be at the same time and to the extent that other similarly situated executives receive payment as determined by the Compensation Committee (subject to satisfaction of the applicable performance criteria).

8. For purposes hereof, “Separation Agreement” shall mean the Company’s standard severance agreement (modified to reflect the terms of this Agreement) which will include, without limitation, the provisions set forth in Paragraphs 6, 7 and 9 hereof and Annex A hereto regarding non-compete (limited to one year), non-disparagement, non-hire/non-solicitation, confidentiality (including, without limitation, the last paragraph of Section 3 of Annex A), and further cooperation obligations and restrictions on you (with Company reimbursement of your associated expenses and payment for your services as described in Annex A in connection with any required post-employment cooperation) as well as a general release by you of the Company and its affiliates (and their respective directors and officers), but shall otherwise contain no post-employment covenants unless agreed to by you. The Company shall provide you with the form of Separation Agreement within seven days of your termination of employment. For avoidance of doubt, your rights of indemnification under the Company’s Amended and Restated Certificate of Incorporation, under your indemnification agreement with the Company and under any insurance policy, or under any other resolution of the Board of Directors of the Company shall not be released, diminished or affected by any Separation Agreement or release or any termination of your employment.

9. Except as otherwise set forth in Paragraphs 6 and 7 hereof, in connection with any termination of your employment, your then outstanding equity and cash incentive awards shall be treated in accordance with their terms and, other than as provided in this Agreement, you shall not be eligible for severance benefits under any other plan, program or policy of the Company. Nothing in this Agreement is intended to limit any more favorable rights that you may be entitled to under your equity and cash incentive award agreements, including, without limitation, your rights in the event of a termination of your employment, a “Going Private Transaction” or a “Change of Control” (as those terms are defined in the applicable award agreement).

10. For purposes of this Agreement, “Cause” means your (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary

THE MADISON SQUARE GARDEN COMPANY
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091
TEL 212-465-6000

Mr. Lawrence J. Burian

duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.

For purposes of this Agreement, “Good Reason” means that (1) without your written consent, (A) your annual base salary or annual target bonus (as each may be increased from time to time in the Compensation Committee’s sole discretion) is reduced, (B) your title (as in effect from time to time) is diminished, (C) you report to someone other than to the President & Chief Executive Officer or the Executive Chairman of the Board of the Company, (D) you are no longer the Company’s most senior legal officer, (E) the Company requires that your principal office be located outside of the Borough of Manhattan, (F) the Company materially breaches its obligations to you under this Agreement; or (G) your responsibilities as in effect immediately after the Effective Date are thereafter materially diminished, (2) you have given the Company written notice, referring specifically to this Agreement and definition, that you do not consent to such action, (3) the Company has not corrected such action within 15 days of receiving such notice, and (4) you voluntarily terminate your employment with the Company within 90 days following the happening of the action described in subsection (1) above.

11. This Agreement does not constitute a guarantee of employment for any definite period. Your employment is at will and may be terminated by you or the Company at any time, with or without notice or reason.

12. The Company may withhold from any payment due to you any taxes required to be withheld under any law, rule or regulation. If any payment otherwise due to you hereunder would result in the imposition of the excise tax imposed by Section 4999 of the Code, the Company will instead pay you either (i) such amount or (ii) the maximum amount that could be paid to you without the imposition of the excise tax, depending on whichever amount results in your receiving the greater amount of after‑tax proceeds. In the event that the payments and benefits payable to you would be reduced as provided in the previous sentence, then such reduction will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, such payments or benefits will be reduced in the inverse order of when the payments or benefits would have been made to you (i.e. later payments will be reduced first) until the reduction specified is achieved. If the Company elects to retain any accounting or similar firm to provide assistance in calculating any such amounts, the Company shall be responsible for the costs of any such firm.

13. It is intended that this Agreement will comply with Section 409A to the extent this Agreement is subject thereto, and that this Agreement shall be interpreted on a basis consistent with such intent. If and to the extent that any payment or benefit under this Agreement, or any plan, award or arrangement of the Company or its affiliates, constitutes “non-qualified deferred compensation” subject to Section 409A and is payable to you by reason of your termination of

THE MADISON SQUARE GARDEN COMPANY
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091
TEL 212-465-6000

Mr. Lawrence J. Burian

employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if you are a “specified employee” (within the meaning of Section 409A as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service (or your earlier death). Any amount not paid or benefit not provided in respect of the six month period specified in the preceding sentence will be paid to you, together with interest on such delayed amount at a rate equal to the average of the one-year LIBOR fixed rate equivalent for the ten business days prior to the date of your employment termination, in a lump sum or provided to you as soon as practicable after the expiration of such six month period. Each payment or benefit provided under this Agreement shall be treated as a separate payment for purposes of Section 409A to the extent Section 409A applies to such payment.

14. To the extent you are entitled to any expense reimbursement from the Company that is subject to Section 409A, (i) the amount of any such expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except under any lifetime limit applicable to expenses for medical care), (ii) in no event shall any such expense be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expense, and (iii) in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit.

15. The Company will not take any action, or omit to take any action, that would expose any payment or benefit to you to the additional tax of Section 409A, unless (i) the Company is obligated to take the action under an agreement, plan or arrangement to which you are a party, (ii) you request the action, (iii) the Company advises you in writing that the action may result in the imposition of the additional tax and (iv) you subsequently request the action in a writing that acknowledges you will be responsible for any effect of the action under Section 409A. The Company will hold you harmless for any action it may take or omission in violation of this Paragraph 15, including any attorney’s fees you may incur in enforcing your rights.

16. It is our intention that the benefits and rights to which you could become entitled in connection with termination of employment be exempt from or comply with Section 409A. If you or the Company believes, at any time, that any of such benefit or right is not exempt or does not comply, it will promptly advise the other and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it complies (with the most limited possible economic effect on you and on the Company).

17. This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The rights or obligations of the Company under this

THE MADISON SQUARE GARDEN COMPANY
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091
TEL 212-465-6000

Mr. Lawrence J. Burian

Agreement may only be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of Company and such assignee or transferee assumes the liabilities and duties of Company, as contained in this Agreement, either contractually or as a matter of law.

18. To the extent permitted by law, you and the Company waive any and all rights to a jury trial with respect to any matter relating to this Agreement (including the covenants set forth in Annex A hereof). This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.

19. Both the Company and you hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America in each case located in the City of New York, Borough of Manhattan, solely in respect of the interpretation and enforcement of the provisions of this Agreement, and each party hereby waives, and agrees not to assert, as a defense that either party, as appropriate, is not subject thereto or that the venue thereof may not be appropriate. You and the Company each agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.

20. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. It is the parties’ intention that this Agreement not be construed more strictly with regard to you or the Company.

21. This Agreement reflects the entire under-standing and agreement of you and the Company with respect to the subject matter hereof and supersedes all prior understandings or agreements relating thereto; provided, however, that you shall be entitled to the benefits under the indemnification agreement between you and the Company.

22. This Agreement will automatically terminate, and be of no further force or effect, on the Scheduled Expiration Date; provided, however, that the provisions of Paragraphs 6 through 9, 12 through 22 and Annex A, and any amounts earned but not yet paid to you pursuant to the terms of this Agreement as of the Scheduled Expiration Date shall survive the termination of the Agreement and remain binding on you and the Company in accordance with their terms.

23. This Agreement will automatically terminate, and be null and void ab initio and of no force or effect, if the spinoff of the Company is not completed by December 31, 2015.

THE MADISON SQUARE GARDEN COMPANY
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091
TEL 212-465-6000

Mr. Lawrence J. Burian

Sincerely,

MSG SPINCO, INC.
(to be renamed The Madison Square Garden Company)

/s/ David O’Connor
By: David O’Connor
Title: President & Chief Executive Officer

Accepted and Agreed:

/s/ Lawrence J. Burian
Lawrence J. Burian

THE MADISON SQUARE GARDEN COMPANY
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091
TEL 212-465-6000

Mr. Lawrence J. Burian

ANNEX A
ADDITIONAL COVENANTS
(This Annex constitutes part of the Agreement)

You agree to comply with the following covenants in addition to those set forth in the Agreement.

1. CONFIDENTIALITY

You agree to retain in strict confidence and not divulge, disseminate, copy or disclose to any third party any Confidential Information, other than for legitimate business purposes of the Company and its subsidiaries. As used herein, “Confidential Information” means any non-public information that is material or of a confidential, proprietary, commercially sensitive or personal nature of, or regarding, the Company or any of its subsidiaries or any current or former director, officer or member of senior management of any of the foregoing (collectively “Covered Parties”). The term Confidential Information includes information in written, digital, oral or any other format and includes, but is not limited to (i) information designated or treated as confidential; (ii) budgets, plans, forecasts or other financial or accounting data; (iii) customer, guest, fan, vendor, sponsor, marketing affiliate or shareholder lists or data; (iv) technical or strategic information regarding the Covered Parties’ advertising, sports, entertainment, theatrical, or other businesses; (v) advertising, sponsorship, business, sales or marketing tactics, strategies or information; (vi) policies, practices, procedures or techniques; (vii) trade secrets or other intellectual property; (viii) information, theories or strategies relating to litigation, arbitration, mediation, investigations or matters relating to governmental authorities; (ix) terms of agreements with third parties and third party trade secrets; (x) information regarding employees, talent, players, coaches, agents, consultants, advisors or representatives, including their compensation or other human resources policies and procedures; (xi) information or strategies relating to any potential or actual business development transactions and/or any potential or actual business acquisition, divestiture or joint venture, and (xii) any other information the disclosure of which may have an adverse effect on the Covered Parties’ business reputation, operations or competitive position, reputation or standing in the community.

If disclosed, Confidential Information or Other Information could have an adverse effect on the Company’s standing in the community, its business reputation, operations or competitive position or the standing, reputation, operations or competitive position of any of its affiliates, subsidiaries, officers, directors, employees, coaches, consultants or agents or any of the Covered Parties.

Notwithstanding the foregoing, the obligations of this section, other than with respect to subscriber information, shall not apply to Confidential Information which is:

THE MADISON SQUARE GARDEN COMPANY
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091
TEL 212-465-6000

Mr. Lawrence J. Burian

a) already in the public domain or which enters the public domain other than by your breach of this Paragraph 1;

b) disclosed to you by a third party with the right to disclose it in good faith; or

c) specifically exempted in writing by the Company from the applicability of this Agreement.

Notwithstanding anything elsewhere in this Agreement, including this Paragraph 1 and Paragraph 3 below, you are authorized to make any disclosure required of you by any federal, state and local laws or judicial, arbitral or governmental agency proceedings (including making truthful statements in connection with a judicial or arbitral proceeding to enforce your rights under this Agreement, to the extent reasonably required and made in good faith), after, to the extent legal and practicable, providing the Company with prior written notice and an opportunity to respond prior to such disclosure. In addition, this Agreement in no way restricts or prevents you from providing truthful testimony concerning the Company to judicial, administrative, regulatory or other governmental authorities.

2. NON-COMPETE

You acknowledge that due to your executive position in the Company and the knowledge of the Company’s and its affiliates’ confidential and proprietary information which you will obtain during the term of your employment hereunder, your employment by certain businesses would be irreparably harmful to the Company and/or its affiliates. During your employment with the Company and thereafter through the first anniversary of the date on which your employment with the Company has terminated for any reason, you agree, to the extent permissible under applicable rules of professional responsibility, not to (other than with the prior written consent of the Company), become employed by any Competitive Entity (as defined below). A “Competitive Entity” shall mean any (i) any NHL or NBA team located in New York, New Jersey or Connecticut, or (ii) any arena or theater (with at least 1,000 seats) that competes in the same city as any of the Company’s arena’s or theaters, respectively. Additionally, the ownership by you of not more than 1% of the outstanding equity of any publicly traded company shall not, by itself, be a violation of this Paragraph.

3. ADDITIONAL UNDERSTANDINGS

You agree, for yourself and others acting on your behalf, that you (and they) have not disparaged and will not disparage, make negative statements about (either “on the record” or “off the record”) or act in any manner which is intended to or does damage to the good will of, or the business or personal reputations of the Company or any of its incumbent or former officers, directors, agents, consultants, employees, successors and assigns or any of the Covered Parties.

THE MADISON SQUARE GARDEN COMPANY
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091
TEL 212-465-6000

Mr. Lawrence J. Burian

The Company agrees that, except as necessary to comply with applicable law or the rules of the New York Stock Exchange or any other stock exchange on which the Company’s stock may be traded (and any public statements made in good faith by the Company in connection therewith), it and its corporate officers and directors, employees in its public relations department or third party public relations representatives retained by the Company will not disparage you or make negative statements in the press or other media which are damaging to your business or personal reputation. In the event that the Company so disparages you or makes such negative statements, then notwithstanding the “Additional Understandings” provision to the contrary, you may make a proportional response thereto.

In addition, you agree that the Company is the owner of all rights, title and interest in and to all documents, tapes, videos, designs, plans, formulas, models, processes, computer programs, inventions (whether patentable or not), schematics, music, lyrics and other technical, business, financial, advertising, sales, marketing, customer or product development plans, forecasts, strategies, information and materials (in any medium whatsoever) developed or prepared by you or with your cooperation in connection with your employment by the Company (the “Materials”). The Company will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without additional payment to you.

If requested by the Company, you agree to deliver to the Company upon the termination of your employment, or at any earlier time the Company may request, all memoranda, notes, plans, files, records, reports, and software and other documents and data (and copies thereof regardless of the form thereof (including electronic copies)) containing, reflecting or derived from Confidential Information or the Materials of the Company or any of its affiliates which you may then possess or have under your control. If so requested, you shall provide to the Company a signed statement confirming that you have fully complied with this Paragraph. Notwithstanding the foregoing, you shall be entitled to retain your contacts, calendars and personal diaries and any materials needed for your tax return preparation or related to your compensation.

In addition, you agree for yourself and others acting on your behalf, that you (and they) shall not, at any time, participate in any way in the writing or scripting (including, without limitation, any “as told to” publications) of any book, periodical story, movie, play, or other similar written or theatrical work or video that (i) relates to your services to the Company or any of its affiliates or (ii) otherwise refers to the Company or its respective businesses, activities, directors, officers, employees or representatives (other than identifying your biographical information), without the prior written consent of the Company.

4. FURTHER COOPERATION

Following the date of termination of your employment with the Company (the “Expiration Date”), you will no longer provide any regular services to the Company or represent yourself as

THE MADISON SQUARE GARDEN COMPANY
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091
TEL 212-465-6000

Mr. Lawrence J. Burian

a Company agent. If, however, the Company so requests, you agree to cooperate fully with the Company in connection with any matter with which you were involved prior to the Expiration Date, or in any litigation or administrative proceedings or appeals (including any preparation therefore) where the Company believes that your personal knowledge, attendance and participation could be beneficial to the Company. This cooperation includes, without limitation, participation on behalf of the Company in any litigation or administrative proceeding brought by any former or existing Company employees, representatives, agents or vendors. The Company will pay you for your services rendered under this provision at the rate of $6,800 per day for each day or part thereof, within 30 days of the approval of the invoice therefor.

The Company will provide you with reasonable notice in connection with any cooperation it requires in accordance with this section and will take reasonable steps to schedule your cooperation in any such matters so as not to materially interfere with your other professional and personal commitments. The Company will reimburse you for any reasonable out-of-pocket expenses you reasonably incur in connection with the cooperation you provide hereunder as soon as practicable after you present appropriate documentation evidencing such expenses. You agree to provide the Company with an estimate of such expense before you incur the same.

5. NON-HIRE OR SOLICIT

You agree not to hire, seek to hire, or cause any person or entity to hire or seek to hire (without the prior written consent of the Company), directly or indirectly (whether for your own interest or any other person or entity’s interest) any person who is or was in the prior six months an employee of the Company, or any of its subsidiaries, until the first anniversary of the date of your termination of employment with the Company. This restriction does not apply to any former employee who was discharged by the Company or any of its affiliates. In addition, this restriction will not prevent you from providing references. If you remain continuously employed with the Company through the Scheduled Expiration Date, then this agreement not to hire or solicit will expire on the Scheduled Expiration Date.

6. ACKNOWLEDGMENTS

You acknowledge that the restrictions contained in this Annex A, in light of the nature of the Company’s business and your position and responsibilities, are reasonable and necessary to protect the legitimate interests of the Company. You acknowledge that the Company has no adequate remedy at law and would be irreparably harmed if you breach or threaten to breach the provisions of this Annex A, and therefore agree that the Company shall be entitled to injunctive relief, to prevent any breach or threatened breach of any of those provisions and to specific performance of the terms of each of such provisions in addition to any other legal or equitable remedy it may have. You further agree that you will not, in any equity proceeding relating to the enforcement of the provisions of this Annex A, raise the defense that the Company has an

THE MADISON SQUARE GARDEN COMPANY
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091
TEL 212-465-6000

Mr. Lawrence J. Burian

adequate remedy at law. Nothing in this Annex A shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement. If it is determined that any of the provisions of this Annex A or any part thereof, is unenforceable because of the duration or scope (geographic or otherwise) of such provision or because of applicable rules of professional responsibility, it is the intention of the parties that the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7. SURVIVAL

The provisions of this Annex A shall survive any termination of your employment by the Company or the expiration of the Agreement except as otherwise provided herein.

THE MADISON SQUARE GARDEN COMPANY
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091
TEL 212-465-6000

Mr. Lawrence J. Burian

ANNEX B

(This Annex constitutes part of the Agreement)

1.	Qualifying MSG Networks Termination While You Remain Employed with the Company.

(a)
If you experience a Qualifying MSG Networks Termination (as defined below), then (i) your minimum annual base salary in Paragraph 2 of the Agreement shall be increased to an amount equal to the aggregate annual base salary to which you were entitled from the Company and from MSG Networks at the time of the Qualifying MSG Networks Termination (the amount of such increase, the “Incremental Base Salary”), (ii) your minimum target bonus percentage in Paragraph 3 of the Agreement shall be adjusted to the extent necessary so that your target bonus opportunity, when expressed as a dollar value, is increased to equal the aggregate annual target bonus opportunity to which you were entitled from the Company and from MSG Networks at the time of the Qualifying MSG Networks Termination (the amount of such increase, the “Incremental Target Bonus”); provided that such adjusted target bonus percentage shall only apply to base salary paid after the date of such termination, and (iii) the minimum annual target value of the awards that are expected to be granted to you under the Company’s long-term incentive programs pursuant to Paragraph 4 shall be increased to an amount equal to the aggregate target value of the long-term incentive awards expected to be granted to you by the Company pursuant to this Agreement and by MSG Networks under its long-term incentive programs at the time of the Qualifying MSG Networks Termination (the amount of such increase, the “Incremental Target LTIP” and together with the Incremental Base Salary and Incremental Target Bonus, the “Incremental Target Compensation”).

(b)
Additionally, if, after a Qualifying MSG Networks Termination and after the Scheduled Expiration Date, your employment with the Company is terminated by the Company without Cause or by you for Good Reason (other than if Cause then exists), or due to your death or disability, then, in addition to any other payments or benefits to which you are entitled from the Company, you shall be entitled, subject to your execution and delivery, within 60 days after the date of termination of your employment, and non-revocation (within any applicable revocation period) of the Separation Agreement, to a severance payment from the Company equal to (i) the cash severance which you would have been entitled to receive from MSG Networks had your employment with MSG Networks and with the Company terminated simultaneously less (ii) an amount equal to the aggregate Incremental Target Compensation paid to you by the Company between the date

THE MADISON SQUARE GARDEN COMPANY
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091
TEL 212-465-6000

Mr. Lawrence J. Burian

of the Qualifying MSG Networks Termination and the date your employment with the Company terminates. For the avoidance of doubt, the Incremental Target Compensation shall not include any other increases in your compensation subsequent to the Qualifying MSG Networks Termination. Sixty percent (60%) of such severance payment will be payable on the six-month anniversary of the date your employment so terminates and the remaining forty percent (40%) of the Severance Amount will be payable to you on the twelve-month anniversary of the date your employment so terminates.

(c)
For purposes of this Annex B, a “Qualifying MSG Networks Termination” means a termination of your employment with MSG Networks by MSG Networks without “cause” or by you for “good reason” (other than if “cause” then exists) (as those terms are defined in your employment agreement with MSG Networks at such time) prior to the Scheduled Expiration Date and while you remain employed with the Company.

2.	Qualifying Company Termination While You Remain Employed with MSG Networks.

(a)
Notwithstanding anything in the Agreement to the contrary, if you experience a Qualifying Company Termination (as defined below) while you remain employed with MSG Networks, then you will not be entitled to the severance payment set forth in Section 6(a) of this Agreement.

(b)
For purposes of this Annex B, a “Qualifying Company Termination” means a termination of your employment with the Company by the Company without Cause or by you for Good Reason (other than if Cause then exists) prior to the Scheduled Expiration Date and while you remain employed with MSG Networks.

3.
Simultaneous Termination from Both the Company and MSG Networks. In the event that your employment with the Company and with MSG Networks terminates effective as of the same date, then the terms of this Annex B shall not apply.

THE MADISON SQUARE GARDEN COMPANY
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091
TEL 212-465-6000